CLEVELAND BIOLABS, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES D CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW

        The undersigned, Michael Fonstein and Yakov Kogan, do hereby certify that:

                1. They are the President and Secretary, respectively, of Cleveland BioLabs, Inc., a Delaware corporation (the “Corporation”).

                2. The Corporation is authorized to issue 10,000,000 shares of preferred stock, 3,750,000 of which have been previously designated as Series A Participating Convertible Preferred Stock, and 4,579,010 of which have been previously designated as Series B Convertible Preferred Stock (the “Series B Preferred”).

                3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

        WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 10,000,000 shares, $0.005 par value per share, issuable from time to time in one or more series;

        WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

        WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to 1,300 shares of the preferred stock which the Corporation has the authority to issue, as follows.

        NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1.    Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Adjustment Date” shall have the meaning set forth in Section 6(b).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Aggregate Sinking Fund Redemption Amount” shall have the meaning set forth in Section 8(b).

“Alternate Consideration” shall have the meaning set forth in Section 7(e).

“Amendment” means an amendment to the Corporation’s certificate of incorporation that increases the number of authorized shares of Common Stock from 40,000,000 to no less than 60,000,000 shares.

“Authorized Share Approval” means (a) the approval by the stockholders of the Corporation of the Amendment and (b) the filing by the Corporation of the Amendment with the Secretary of State of the State of Delaware and the acceptance of the Amendment by the Secretary of State of the State of Delaware.

“Authorized Share Approval Date” means the later of the date that the Corporation (a) receives the approval by the stockholders of the Corporation of the Amendment or (b) files the Amendment with the Secretary of State of the State of Delaware and receives the acceptance of the Amendment by the Secretary of State of the State of Delaware.

 “Automatic Conversion Date” shall have the meaning set forth in Section 8(a).

“Automatic Conversion Notice” shall have the meaning set forth in Section 8(a).

“Automatic Conversion Notice Date” shall have the meaning set forth in Section 8(a).

 “Bankruptcy Event” means any of the following events: (a) the Corporation or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Significant Subsidiary thereof; (b) there is commenced against the Corporation or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Corporation or any Significant Subsidiary thereof is adjudicated by a court of competent jurisdiction insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Corporation or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment; (e) the Corporation or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Corporation or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (g) the Corporation or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Base Conversion Price” shall have the meaning set forth in Section 7(b).

“Board of Directors” means the board of directors of the Corporation.

“Business Day” means any day except Saturday, Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 6(e)(iii).

“Capital Lease Obligation” means, as to any Person, for any obligation that is required to be classified and accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP and the amount of such obligation shall be the  capitalized amount thereof, determined in accordance with GAAP.

“Change of Control Transaction” means the occurrence after the date hereof of any of (i) an acquisition after the date hereof by an individual, legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 40% of the voting securities of the Corporation (other than by means of conversion or exercise of Preferred Stock and the Securities issued together with the Preferred Stock), or (ii) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than 60% of the aggregate voting power of the Corporation or the successor entity of such transaction, or (iii) the Corporation sells or transfers all or substantially all of its assets to another Person and the stockholders of the Corporation immediately prior to such transaction own less than 60% of the aggregate voting power of the acquiring entity immediately after the transaction, or (iv) a replacement at one time or within a one-year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who were members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the Original Issue Date, which individuals will be deemed, for purposes hereof, to have been members of the Board of Directors on the Original Issue Date).

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1 of any of the Purchase Agreements.

“Closing Date” means the Trading Day on which all of the applicable Transaction Documents have been executed and delivered by the applicable parties thereto and all conditions precedent to (i) each original Holder’s obligations to pay the Subscription Amount and (ii) the Corporation’s obligations to deliver the Securities have been satisfied or waived.

“Closing Price” means on any particular date (a) the last reported (closing) sale price per share of Common Stock on such date on the Trading Market (as reported by Bloomberg L.P. at 4:15 p.m. (New York City time)), or (b) if there is no sale on such date, then the last reported (closing) sale price on the Trading Market on the date nearest preceding such date (as reported by Bloomberg L.P. at 4:15 p.m. (New York City time)), or (c)  if the Common Stock is not then listed or quoted on a Trading Market and if prices for the Common Stock are then reported in the “pink sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported as of 4:02p.m. (New York City time) on such date, or (d) if the shares of Common Stock are not then publicly traded, the fair market value as of such date of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Shares then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

 “Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.005 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Amount” means the sum of the Stated Value at issue.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Conversion Shares Registration Statement” means a registration statement that registers the resale of all Conversion Shares of the Holders, who shall be named as  selling stockholders” therein, and meets the requirements of the Registration Rights Agreement.

“Corporation Notice” shall have the meaning set forth in Section 8(b).

“Corporation Notice Date” shall have the meaning set forth in Section 8(b).

“Dilutive Issuance” shall have the meaning set forth in Section 7(b).

“Dilutive Issuance Notice” shall have the meaning set forth in Section 7(b).

 “Effective Date” means the date that the Conversion Shares Registration Statement) filed by the Corporation pursuant to the Registration Rights Agreement is first declared effective by the Commission.

“Equity Conditions” means, during the period in question, (i) the Corporation shall have duly honored all conversions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the applicable Holder on or prior to the dates so requested or required, if any, (ii) the Corporation shall have paid all liquidated damages and other amounts owing to the applicable Holder under this Certificate of Designation in respect of the Preferred Stock, (iii)(a) there is an effective Conversion Shares Registration Statement pursuant to which the Holders are permitted to utilize the prospectus thereunder to resell all of the shares of Common Stock issuable pursuant to the Transaction Documents (and the Corporation believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future) or (b) all of the Conversion Shares issuable upon conversion of the outstanding shares of Preferred Stock by any Holder that is not an Affiliate of the Corporation may, immediately following such issuance, be resold by such Holder pursuant to Rule 144 without volume or manner-of-sale restrictions or current public information requirements (or the Corporation is then current in its public filings) as determined by the Corporation, upon advice of counsel to the Corporation as set forth in a written opinion letter, if required by the Transfer Agent, to such effect, addressed and acceptable to the Transfer Agent and the affected Holders, (iv) the Common Stock is trading on a Trading Market and all of the shares issuable pursuant to the Transaction Documents are listed for trading on such Trading Market (and the Corporation believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future), (v) there is a sufficient number of authorized, but unissued and otherwise unreserved, shares of Common Stock for the issuance of all of the shares of Common Stock then issuable pursuant to the Transaction Documents, (vi) there is no existing Triggering Event and no existing event which, with the passage of time or the giving of notice, would constitute a Triggering Event, (vii) the issuance of the shares in question (or, in the case of a redemption, the shares issuable upon conversion in full of the redemption amount) to the applicable Holder would not violate the limitations set forth in Section 6(c) and Section 6(d) herein, (viii) there has been no public announcement of a pending or proposed Fundamental Transaction or Change of Control Transaction that has not been consummated or terminated, and (ix) the applicable Holder is not in possession of any information provided by the Corporation that constitutes, or could reasonably be deemed to constitute, material non-public information.

“Escrow Agent” means Signature Bank, a New York State chartered bank and having an office at 261 Madison Avenue, New York, New York 10016.

“Escrow Agreement” means the escrow agreement entered into on December 15, 2008, by and among the Corporation and the Escrow Agent, pursuant to which the original Holders shall deposit Subscription Amounts with the Escrow Agent to be applied to the transactions contemplated under the Purchase Agreements.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers, consultants or directors of the Corporation pursuant to any stock incentive plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose (provided, however, any such issuance(s) to consultants shall not exceed an aggregate of 750,000 shares of Common Stock or options (subject to forward and reverse stock splits, stock dividends and the like that occur after the Original Issue Date) in any 12 month period), (b) securities upon the exercise or exchange of or conversion of any securities issued pursuant to the Purchase Agreements and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of the applicable Purchase Agreement, provided that such securities have not been amended since the date of the applicable Purchase Agreement to increase the number of such securities or to decrease the exercise price or conversion price of any such securities other than increases in the number of securities or decreases in exercise price or conversion price resulting from anti-dilution or similar provisions contained in the terms and conditions of such securities on the date of the applicable Purchase Agreement, and (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Corporation, provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Corporation or a seller of assets and shall provide to the Corporation additional benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

“FDA” means the U.S. Food and Drug Administration.

“Fundamental Transaction” shall have the meaning set forth in Section 7(e).

“GAAP” means United States generally accepted accounting principles.

“Holder” shall have the meaning given such term in Section 2.

“Indebtedness” means (x) any liabilities for borrowed money in excess of $100,000 (other than trade accounts payable and operating leases incurred in the ordinary course of business), (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Corporation’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (z) the present value of any lease payments in excess of $100,000 due under leases required to be capitalized in accordance with GAAP.

“Initial Adjustment Date” shall have the meaning set forth in Section 6(b).

“Junior Securities” means the Common Stock and all other Common Stock Equivalents of the Corporation other than the Series B Preferred and any other securities which are explicitly senior or pari passu to the Preferred Stock in dividend rights or liquidation preference.

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or any other restriction that has the practical effect of creating any of the foregoing.

“Liquidation” shall have the meaning set forth in Section 5.

“Material Adverse Effect” means (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Corporation, or (iii) a material adverse effect on the Corporation’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document

“Maturity Conversion Date” shall have the meaning set forth in Section 8(c).

“Maturity Conversion Notice” shall have the meaning set forth in Section 8(c).

“Maturity Conversion Notice Date” shall have the meaning set forth in Section 8(c).

“Maturity Redemption” shall have the meaning set forth in Section 8(c).

“Maturity Redemption Date” shall have the meaning set forth in Section 8(c).

“Maturity Redemption Amount” means, with respect to each share of Preferred Stock held by any Holder subject to a Maturity Redemption, the sum of (a) 100% of the aggregate Stated Value thereof, and (b) all liquidated damages and other amounts then due and payable in respect of such share of Preferred Stock under this Certificate of Designation on such Maturity Redemption Date.

“Maturity Threshold Period” shall have the meaning set forth in Section 8(c).

“New York Courts” shall have the meaning set forth in Section 12(d).

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

 “Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Permitted Indebtedness” means (a) the Indebtedness existing on the initial Original Issue Date and set forth on Schedule 3.1(aa) attached to each of the Purchase Agreements, (b)  Indebtedness solely among the Corporation and the Subsidiaries, (c) indebtedness to contract research organizations, hospitals, or similar entities or organizations, incurred in the ordinary course of business in connection with FDA approval-related trials of the Corporation’s product candidates, (d) Indebtedness under real property leases for the Corporation’s business operation facilities, (e) Capital Lease Obligations, and (f) extensions, refinancing or renewals of the items in clauses (a) through (e) above, provided that the principal amount of such Indebtedness is not increased or the terms modified to impose more burdensome terms upon the Corporation or any Subsidiary, as the case may be.

“Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Corporation) have been established in accordance with GAAP; (b) Liens imposed by law which were incurred in the ordinary course of the Corporation’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Corporation’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Corporation and its consolidated Subsidiaries or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien; and (c) Liens incurred in connection with Permitted Indebtedness; (d) Liens arising in the ordinary course of business in connection with worker’s compensation, unemployment compensation and other types of social security claims, in each case, for which the Corporation maintains adequate reserves in accordance with GAAP; and (e) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens arising in the ordinary course of business and not materially detracting from the value of the property subject thereto and not interfering in any material respect with the ordinary conduct of the business of the Corporation.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Placement Agent” means Garden State Securities, Inc.

“Preferred Stock” shall have the meaning set forth in Section 2.

“Purchase Agreement” means each of the securities purchase agreements entered into at any time on or before March 15, 2009 or such other date as may be agreed upon, in writing, by the Corporation and the Placement Agent, to which the Corporation and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms and relating to the sale of the Preferred Stock and Warrants.

“Redeemable Shares” shall have the meaning set forth in Section 8(b).

“Registration Rights Agreement” means, collectively, each of the Registration Rights Agreements, dated as of the date of each of the Purchase Agreements, among the Corporation and the original Holders, in the form of Exhibit B attached to each of the Purchase Agreements.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Underlying Shares as provided for in the Registration Rights Agreement.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities” means the Preferred Stock, the Warrants, the Warrant Shares and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series B Preferred” means the Series B Convertible Preferred Stock, par value $0.005 per share, of the Corporation.

“Share Delivery Date” shall have the meaning set forth in Section 6(e).

“Sinking Fund” means the cash proceeds deposited into the Escrow Account, as further defined in the Purchase Agreements.

“Sinking Fund Conversion” shall have the meaning set forth in Section 8(b).

“Sinking Fund Conversion Date” shall have the meaning set forth in Section 8(b).

“Sinking Fund Conversion Price” shall mean 100% of the Stated Value.

“Sinking Fund Percentage” for any Holder with respect to any Sinking Fund Redemption or Sinking Fund Conversion, means the quotient of the number of outstanding shares of Preferred Stock held by such Holder on the Corporation Notice Date applicable to such Sinking Fund Redemption or Sinking Fund Conversion, divided by the aggregate number of outstanding shares of Preferred Stock held by all Holders on the applicable Corporation Notice Date.

 “Sinking Fund Redemption” shall have the meaning set forth in Section 8(b).

“Sinking Fund Redemption Amount” means, with respect to each share of Preferred Stock held by any Holder subject to a Sinking Fund Redemption or Sinking Fund Conversion, the sum of (a)(i) prior to or on the first anniversary of the Original Issue Date, 115% of the aggregate Stated Value thereof and (ii) after the first anniversary of the Original Issue Date, 120% of the aggregate Stated Value thereof, and (b) all liquidated damages and other amounts due and payable in respect of such share of Preferred Stock under this Certificate of Designation on the applicable Corporation Notice Date.

“Sinking Fund Redemption Date” shall have the meaning set forth in Section 8(b).

 “Stated Value” shall have the meaning set forth in Section 2.

“Stockholder Approval” means such approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) from the stockholders of the Corporation with respect to the transactions contemplated by the Transaction Documents, including the issuance of all of the Underlying Shares in excess of 19.99% of the issued and outstanding Common Stock on the initial Closing Date.

 “Subscription Amount” shall mean, as to each original Holder, the aggregate amount to be paid for the Preferred Stock purchased pursuant to a Purchase Agreement as specified below such Holder’s name on the signature page of such Purchase Agreement and next to the heading “Subscription Amount,” in United States dollars and in immediately available funds.

“Subsidiary” means any direct or indirect subsidiary of the Corporation formed or acquired after the Original Issue Date

“Threshold Period” shall have the meaning set forth in Section 8(a).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: NYSE Alternext US, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, the Purchase Agreements, the Warrants, the Escrow Agreement, the Voting Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated under each of the Purchase Agreements.

“Transfer Agent” means Continental Stock Transfer & Trust Company, the current transfer agent of the Corporation, with a mailing address of 17 Battery Place, New York, New York 10004, and a facsimile number of (212) 509-5150, and any successor transfer agent of the Corporation.

“Triggering Event” shall have the meaning set forth in Section 9(a).

“Triggering Redemption Amount” means, for each share of Preferred Stock, the sum of (i) the greater of (A) 120% of the Stated Value and (B) the product of (a) the VWAP on the Trading Day immediately preceding the date of the Triggering Event and (b) the Stated Value divided by the then Conversion Price, and (ii) all liquidated damages and other costs, expenses or amounts due in respect of such share of Preferred Stock under this Certificate of Designation.

“Triggering Redemption Payment Date” shall have the meaning set forth in Section 9(b).

“Underlying Shares” means the shares of Common Stock issued and issuable upon conversion or redemption of the Preferred Stock and upon exercise of the Warrants.

“Variable Rate Transaction” means a transaction in which the Corporation (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional shares of Common Stock at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities or (ii) enters into any agreement, including, but not limited to, an equity line of credit, whereby the Corporation may sell securities at a future determined price.

“Voting Agreements” means each of the written agreements, in the form of Exhibit E attached to each of the Purchase Agreements, between the Corporation and each of (a) The Cleveland Clinic Foundation, (b) Sunrise Equity Partners, LP, (c) Sunrise Securities Corp. and (d) all of the executive officers and directors of the Corporation, which shall be as set forth on Schedule 2.2(a)(vi) attached to each of the Purchase Agreements, to vote all Common Stock over which such Persons have voting control as of the record date for the meeting of stockholders of the Corporation in favor of Stockholder Approval and Authorized Share Approval; provided, however, the Corporation shall not be required to obtain the Voting Agreements for the initial Closing from Sunrise Equity Partners, LP, or Sunrise Securities Corp. if the aggregate Subscription Amounts for the initial Closing are less than $2,000,000.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)); (b)  if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers (as defined in each of the Purchase Agreements) of a majority in interest of the Securities then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

  “Warrants” means, collectively, the Common Stock purchase warrants delivered to the original Holders at the applicable Closing in accordance with Section 2.2(a) of each of the Purchase Agreements, which Warrants shall be exercisable immediately and have a term of exercise equal to seven years, in the form of Exhibit C attached to each of the Purchase Agreements, with an initial Exercise Price (as defined therein) equal to $2.60, subject to adjustment therein.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

Section 2.    Designation, Amount and Par Value. The series of preferred stock shall be designated as Series D Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be 1,300 (which series shall not be subject to increase without the written consent of all of the holders of the outstanding shares of the Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Preferred Stock shall have a par value of $0.005 per share and a stated value equal to $10,000 (the “Stated Value”).

Section 3.     Dividends and Rights.

a)           The Preferred Stock shall participate in any dividends paid on the Common Stock on an as-converted basis.

b)           So long as any Preferred Stock shall remain outstanding, neither the Corporation nor any Subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities except as expressly permitted by Section 9(a)(ix) nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or shares pari passu with the Preferred Stock.

c)           The Corporation acknowledges and agrees that the capital of the Corporation (as such term is used in Section 154 of the Delaware General Corporation Law) in respect of the Preferred Stock and any future issuances of the Corporation’s capital stock shall be equal to the aggregate par value of such Preferred Stock or capital stock, as the case may be, and that, on or after the date of any of the Purchase Agreements, it shall not increase the capital of the Corporation with respect to any shares of the Corporation’s capital stock issued and outstanding on such date.  The Corporation also acknowledges and agrees that it shall not create any special reserves under Section 171 of the Delaware General Corporation Law without the prior written consent of each Holder.

Section 4.     Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Preferred Stock shall have no voting rights. However, as long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in Section 5) senior to, or otherwise pari passu with, the Preferred Stock, (c) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (d) increase the number of authorized shares of Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing.

Section 5.     Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to the Stated Value, plus any other fees or liquidated damages then due and owing thereon under this Certificate of Designation, for each share of Preferred Stock (a) after any distribution or payment required to be made to the holders of the Series B Preferred, until such Series B Preferred is no longer outstanding, and (b) before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, after full distribution or payment required to be made to the holders of the Series B Preferred, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  A Fundamental Transaction or Change of Control Transaction shall not be deemed a Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than thirty (30) days prior to the payment date stated therein, to each Holder.

Section 6.     Conversion.

a)           Conversions at Option of Holder. Each share of Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 6(c) and Section 6(d)) determined by dividing the Stated Value of such share of Preferred Stock by the Conversion Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest, mathematical  or other demonstrable error.  To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue.  Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

b)           Conversion Price.  The conversion price for the Preferred Stock shall equal $1.85, subject to adjustment herein (the “Conversion Price”); provided, however, if the Corporation does not (i) receive authorization from the FDA to initiate “double-blind” clinical trials to evaluate the safety, pharmacokinetics and pharmacodynamics of CBLB502 in healthy human volunteers by December 31, 2009 or (ii) file its biologic license application for use of CBLB502 for the mitigation of acute radiation syndrome in individuals exposed to whole body radiation by December 31, 2010 (clause (i) and (ii), each a “Milestone”), then, upon missing either Milestone, the Conversion Price shall be adjusted downward to be equal to 80% of the Conversion Price on such date, subject to adjustment herein (such adjustment, the “Milestone Adjustment”); provided, further, however, if as of such date of such Milestone, the Closing Price is greater than $3.69, subject to adjustment herein, the Milestone Adjustment shall not apply. For clarity, if the Corporation misses both of the Milestones set forth in clauses (i) and (ii) above, there shall be two Milestone Adjustments such that, upon the Corporation missing the Milestone set forth in clause (ii) above, the then Conversion Price shall be adjusted to be equal to 80% of the immediately prior Conversion Price, which may have been previously adjusted pursuant to the Milestone Adjustment resulting from the Corporation missing the Milestone set forth in clause (i) above. In addition to the Milestone Adjustment and any other adjustments set forth herein, (a) on the six (6) month anniversary of the Original Issue Date (the “Initial Adjustment Date”), the Conversion Price shall be reduced to be equal to 95% of the then Conversion Price, and (b) on each three (3) month anniversary of the Initial Adjustment Date (each, an “Adjustment Date”), commencing on the first such date after the Initial Adjustment Date, the then Conversion Price shall adjust downward by the dollar amount equal to the product of (A) the initial Conversion Price (subject to adjustment for all adjustments except for adjustments set forth in this sentence) and (B) 2.5%. For purposes of clarification, the Corporation covenants and agrees that (i) it will honor all conversions pursuant to the Notices of Conversion tendered on or before 11:59pm (NY time) on the Initial Adjustment Date and on any Adjustment Date and (ii) such conversions shall be honored by the Corporation at the Conversion Price in effect immediately prior to the adjustment occurring on such Initial Adjustment Date or such Adjustment Date, as applicable.

c)           Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Preferred Stock, and a Holder shall not have the right to convert any portion of the Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any other Persons acting as a group together with such Holder or any of such Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Stated Value of Preferred Stock beneficially owned by such Holder or any of its Affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation  subject to a limitation on conversion or exercise analogous to the limitation contained herein (including the Warrants) beneficially owned by such Holder or any of its Affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 6(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  To the extent that the limitation contained in this Section 6(c) applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates) and of how many shares of Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates) and how many shares of the Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination.  In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  For purposes of this Section 6(c), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Corporation or (C) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Holder, the Corporation shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by such Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Stock held by the applicable Holder.  A Holder, upon not less than 61 days’ prior notice to the Corporation, may decrease the Beneficial Ownership Limitation provisions of this Section 6(c) applicable to its Preferred Stock provided that the provisions of this Section 6(c) shall continue to apply.  Any such decrease will not be effective until the 61st day after such notice is delivered to the Corporation and shall only apply to such Holder and no other Holder.    The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(c) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Preferred Stock.

d)           Issuance Limitations.  Notwithstanding anything herein to the contrary, if the Corporation has not obtained Stockholder Approval, then the Corporation may not issue, upon conversion of the Preferred Stock, a number of shares of Common Stock which, when aggregated with any shares of Common Stock issued on or after the Original Issue Date and prior to such Conversion Date (A) in connection with any conversion of Preferred Stock issued pursuant to any of the Purchase Agreements, (B) in connection with the exercise of any Warrants issued pursuant to any of the Purchase Agreements and (C) in connection with the exercise of any warrants issued to any registered broker-dealer as a fee in connection with the issuance of the Securities pursuant to the Purchase Agreements, would exceed 2,770,160 shares of Common Stock (subject to adjustment for forward and reverse stock splits, recapitalizations and the like) (such number of shares, the “Issuable Maximum”).  Each Holder shall be entitled to a portion of the Issuable Maximum equal to the quotient obtained by dividing (x) the original Stated Value of such Holder’s Preferred Stock by (y) the aggregate Stated Value of all Preferred Stock issued on the Original Issue Dates to all Holders.  In addition, each Holder may allocate its pro-rata portion of the Issuable Maximum among Preferred Stock and Warrants held by it in its sole discretion. Such portion shall be adjusted upward ratably in the event a Holder no longer holds any Preferred Stock or Warrants and the amount of shares issued to such Holder pursuant to such Holder’s Preferred Stock and Warrants was less than such Holder’s pro-rata share of the Issuable Maximum.  In the event that any Holder shall sell or otherwise transfer any of such Holder’s Preferred Stock or Warrants, the transferee shall be allocated a pro rata portion of such Holder’s portion of the Issuable Maximum. For avoidance of doubt, unless and until any required Stockholder Approval is obtained and effective, warrants issued to any registered broker-dealer as a fee in connection with the Securities issued pursuant to the Purchase Agreements as described in (C) above shall provide that such warrants shall not be allocated any portion of the Issuable Maximum and shall be unexercisable unless and until such Stockholder Approval is obtained and effective.

e)           Mechanics of Conversion

i.           Delivery of Certificate Upon Conversion. Not later than three Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder a certificate or certificates which, on or after the Effective Date, shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Purchase Agreements) representing the number of Conversion Shares being acquired upon the conversion of shares of Preferred Stock. On or after the Effective Date, the Corporation shall, upon request of such Holder, use its reasonable best efforts to deliver any certificate or certificates required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Company or another established clearing corporation performing similar functions. If, in the case of any Notice of Conversion, such certificate or certificates are not delivered to or as directed by the applicable Holder by the third Trading Day after the Conversion Date, the applicable Holder shall be entitled to elect to rescind such Conversion Notice by written notice to the Corporation at any time on or before its receipt of such certificate or certificates, in which event the Corporation shall promptly return to such Holder any original Preferred Stock certificate delivered to the Corporation and such Holder shall promptly return to the Corporation any Common Stock certificates issued to such Holder pursuant to the rescinded Conversion Notice.

ii.           Obligation Absolute; Partial Liquidated Damages.  The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder.  In the event a Holder shall elect to convert any or all of the Stated Value of its Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 110% of the Stated Value of Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment.  In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such certificate or certificates pursuant to Section 6(e)(i) on the second Trading Day after the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of Preferred Stock being converted, $50 per Trading Day (increasing to $100 per Trading Day on the third Trading Day and increasing to $200 per Trading Day on the sixth Trading Day after such damages begin to accrue) for each Trading Day after such second Trading Day after the Share Delivery Date until such certificates are delivered. Nothing herein shall limit a Holder’s right to pursue actual damages or declare a Triggering Event pursuant to Section 9 for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.  The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

iii.           Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. If the Corporation fails to deliver to a Holder the applicable certificate or certificates by the Share Delivery Date pursuant to Section 6(e)(i), and, if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Preferred Stock equal to the number of shares of Preferred Stock submitted for conversion (in which case, the Conversion Notice shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(e)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, written evidence of the Buy-In and the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.

iv.           Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times, following the Authorized Share Approval Date, reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock, as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions in the Purchase Agreements) be issuable (taking into account the adjustments of Section 7) upon the conversion of all then outstanding shares of Preferred Stock.  The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if the Conversion Shares Registration Statement is then effective under the Securities Act, shall be registered for public resale in accordance with such Conversion Shares Registration Statement (subject to such Holder’s compliance with its obligations under the Registration Rights Agreement).

v.           Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock.   As to any fraction of a share which a Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

vi.           Transfer Taxes.  The issuance of certificates for shares of the Common Stock on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates; provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

Section 7.     Certain Adjustments.

a)           Stock Dividends and Stock Splits.  If the Corporation, at any time while this Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Preferred Stock, or upon conversion of or payment of a dividend on the Series B Preferred pursuant to the terms of the Series B Preferred as in effect on the Original Issue Date); (B) subdivides outstanding shares of Common Stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)           Subsequent Equity Sales.  If, at any time while this Preferred Stock is outstanding, the Corporation or any Subsidiary sells or grants any option to purchase or sells or grants any right to reprice its securities, or otherwise disposes of or issues  any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the Conversion Price  then in effect (such lower price, the “Base Conversion Price” and such issuances collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price then in effect, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to equal the Base Conversion Price.  Notwithstanding the foregoing, no adjustment will be made under this Section 7(b) in respect of an Exempt Issuance.  If the Corporation enters into a Variable Rate Transaction, despite the prohibition set forth in the Purchase Agreements, the Corporation shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion price at which such securities may be converted or exercised.  The Corporation shall notify the Holders in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 7(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”).  For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice pursuant to this Section 7(b), upon the occurrence of any Dilutive Issuance, the Holders are entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether a Holder accurately refers to the Base Conversion Price in the Notice of Conversion.

c)           Subsequent Rights Offerings.  If the Corporation, at any time while this Preferred Stock is outstanding, shall issue rights, options or warrants to all holders of Common Stock (and not to Holders) entitling them to subscribe for or purchase shares of Common Stock at a price per share that is lower than the VWAP on the record date referenced below, then the Conversion Price shall be multiplied by a fraction of which the denominator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming delivery to the Corporation in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such VWAP.  Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

d)           Pro Rata Distributions. If the Corporation, at any time while this Preferred Stock is outstanding, distributes to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security (other than Common Stock, which shall be subject to Section 7(b)), then in each such case the Conversion Price shall be adjusted by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets, evidence of indebtedness or rights or warrants so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors of the Corporation in good faith.  In either case the adjustments shall be described in a statement delivered to the Holders describing the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock.  Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

e)           Fundamental Transaction. If, at any time while this Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person, (B) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Preferred Stock, the Holders shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”).  For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Preferred Stock following such Fundamental Transaction.  To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock, in exchange for the Preferred Stock, consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7(e) and ensuring that this Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

f)           Calculations.  All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

g)           Notice to the Holders.

i.           Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.           Notice to Allow Conversion by Holder.  If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice or (z) the date on which such dissolution, liquidation or winding up is expected to commence.  The Holder shall remain entitled to convert the Conversion Amount of this Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as otherwise set forth herein.

Section 8.	Automatic Conversion, Optional Conversion and Redemption, Maturity Conversion/Redemption.

a)           Automatic Conversion.  Notwithstanding anything herein to the contrary, if after the Effective Date, the Closing Price for each of any 20 consecutive Trading Day period, which 20 consecutive Trading Day period shall have commenced only after the Effective Date (“Threshold Period”), exceeds 300% of the then effective Conversion Price, the Corporation shall, within one (1) Trading Day after the end of any such Threshold Period, deliver a written notice to all Holders (a “Automatic Conversion Notice” and the date such notice is delivered to all Holders, the “Automatic Conversion Notice Date”) to cause each Holder to convert all of such Holder’s Preferred Stock (as specified in such Automatic Conversion Notice) plus all liquidated damages and other amounts then due and payable under this Certificate of Designation in respect of such Preferred Stock pursuant to Section 6, it being agreed that the “Conversion Date” for purposes of Section 6 shall be deemed to occur on the fifth Trading Day following the Automatic Conversion Notice Date (such fifth  Trading Day, the “Automatic Conversion Date”).  The Corporation may not deliver an Automatic Conversion Notice, and any Automatic Conversion Notice delivered by the Corporation shall not be effective, unless all of the Equity Conditions have been met on each Trading Day during the applicable Threshold Period through and including the later of the Automatic Conversion Date and the Trading Day that the Conversion Shares issuable pursuant to such conversion are actually delivered to the Holders pursuant to the Automatic Conversion Notice.   Any Automatic Conversion Notices shall be applied ratably to all of the Holders based on each Holder’s initial purchases of Preferred Stock hereunder; provided that any voluntary conversions by a Holder shall be applied against such Holder’s pro rata allocation, thereby decreasing the aggregate amount automatically converted hereunder if less than all shares of the Preferred Stock are automatically converted.  For purposes of clarification, an Automatic Conversion shall be subject to all of the provisions of Section 6, including, without limitation, the provisions requiring payment of liquidated damages and limitations on conversions; provided, however, no Holder shall be required to deliver a Notice of Conversion to effect an Automatic Conversion, and the failure of a Holder to deliver a notice to the Corporation on the Automatic Conversion Date specifying such Holder’s Beneficial Ownership Limitation shall be deemed to be a  representation by such Holder (upon which the Corporation may rely without investigation) that all of the shares of Preferred Stock held by such Holder may be converted on the Automatic Conversion Date without exceeding such Holder’s Beneficial Ownership Limitation ..

b)           Redemption and Conversion of the Sinking Fund.  Subject to the provisions of this Section 8 and Section 11, at any time after the later of the Effective Date and the 6-month anniversary of the initial contribution by the Corporation to the Sinking Fund, but no more than once in any 6 month period thereafter, the Corporation shall deliver a notice to the Holders (a “Corporation Notice” and the date such notice is deemed delivered hereunder, the “Corporation Notice Date”) which Corporation Notice shall specify the aggregate amount of the funds in the Sinking Fund as of the Corporation Notice Date (such aggregate amount, the “Aggregate Sinking Fund Redemption Amount”), and each Holder shall have the option to either (i) have the Corporation redeem some or all of such number of the outstanding shares of Preferred Stock held by such Holder equal to the quotient of (A) the product of (I) the Aggregate Sinking Fund Redemption Amount, multiplied by (II) such Holder’s Sinking Fund Percentage, divided by (B) the Sinking Fund Redemption Amount with respect to each share of Preferred Stock held by such Holder (such number of the outstanding shares of Preferred Stock held by such Holder, the “Redeemable Shares”), for cash in an amount per share equal to the Sinking Fund Redemption Amount, on the 20th Trading Day following the Corporation Notice Date (such date, the “Sinking Fund Redemption Date” and such redemption, the “Sinking Fund Redemption”) and/or (ii) convert some or all of the Redeemable Shares pursuant to Section 6, by delivery of a Notice of Conversion in accordance therewith (provided, however, that each Redeemable Share so converted shall convert at a rate equal to the quotient of the Sinking Fund Redemption Amount, divided by  the Conversion Price in effect on the Sinking Fund Redemption Date) on the 20th Trading Day following the Corporation Notice Date (such date, the “Sinking Fund Conversion Date,” and such conversion, the “Sinking Fund Conversion”).  Each Holder’s Sinking Fund Redemption Amount is payable, in full, on the Sinking Fund Redemption Date.  If any portion of the Redeemable Shares have not been redeemed, as required hereby, on the Sinking Fund Redemption Date or any portion of the shares of Common Stock issuable upon conversion of any of the Redeemable Shares that have been converted have not been issued by the Corporation by the Sinking Fund Conversion Date, interest shall accrue thereon until such Redeemable Shares have been redeemed and/or converted in full, as required hereby, at a rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law. At any time after all of the Redeemable Shares of each of the Holders have been redeemed and/or converted in full, as required hereby, any funds remaining in the Sinking Fund as of the Corporation Notice Date that remain in the Sinking Fund may be removed by the Corporation from the Sinking Fund and deposited into the general funds of the Corporation.  Any Notice of Conversion submitted by any Holder after any Corporation Notice Date and prior to the Sinking Redemption Date shall be deemed to be an election for conversion of such Holder’s Redeemable Shares on the Sinking Fund Redemption Date, except to the extent otherwise indicated thereon or to the extent that the aggregate number of shares of Preferred Stock so elected for conversion exceeds the total number of such Holder’s Redeemable Shares.  A Holder shall be deemed to have elected a Sinking Fund Redemption with respect to any of such Holder’s Redeemable Shares which such Holder has not elected to convert by delivery of a Notice of Conversion after the applicable Corporation Notice Date and prior to the applicable Sinking Fund Redemption Date, and any such Redeemable Shares shall be redeemed on the Sinking Fund Redemption Date in accordance herewith.  The Corporation covenants and agrees that it will honor all Notices of Conversion tendered from the time of delivery of the Corporation Notice through the date that the Redeemable Shares are redeemed on the Sinking Fund Redemption Date and/or converted on the Sinking Fund Conversion Date, as applicable and required hereby. For purposes of clarification, a Sinking Fund Conversion shall be subject to all of the provisions of Section 6, including, without limitation, the provisions requiring payment of liquidated damages and limitations on conversions, except as otherwise expressly provide hereby.

c)           Maturity Conversion and Maturity Redemption.  Subject to Section 11, at any time after the three-year anniversary of the Original Issue Date, the Corporation shall either (i) deliver a written notice to all Holders (a “Maturity Conversion Notice” and the date such notice is delivered to all Holders, the “Maturity Conversion Notice Date”) to cause each Holder to convert all of such Holder’s Preferred Stock (as specified in such Maturity Conversion Notice) plus all liquidated damages and other amounts then due and payable under this Certificate of Designation in respect of such Preferred Stock pursuant to Section 6 (such conversion, the “Maturity Conversion”), it being agreed that the “Conversion Date” for purposes of Section 6 shall be the fifth Trading Day following the Maturity Conversion Notice Date (such fifth Trading Day, the “Maturity Conversion Date”) or (ii) redeem all of the then outstanding Preferred Stock, for an amount in cash, for each outstanding share of Preferred Stock, equal to the Maturity Redemption Amount (such redemption, the “Maturity Redemption”), and the effective date of such Maturity Redemption shall be deemed to occur on the fifth Trading Day following the Maturity Conversion Notice Date (such fifth Trading Day, the “Maturity Redemption Date”).  The Corporation may not exercise a Maturity Redemption or deliver a Maturity Conversion Notice, as applicable, and notice of a Maturity Redemption or the Maturity Automatic Conversion Notice, as applicable, delivered by the Corporation shall not be effective, unless all of the Equity Conditions have been met on each Trading Day during the twenty (20) consecutive Trading Day period immediately prior to the Maturity Redemption Date or the Maturity Conversion Notice Date, as applicable, (such period, the “Maturity Threshold Period”), and, in the case of a Maturity Conversion, on the Maturity Conversion Date and each Trading Day thereafter through the later of the Maturity Conversion Date and the Trading Day that the Conversion Shares issuable pursuant to such conversion are actually delivered to the Holders pursuant to the Maturity Conversion Notice.   For purposes of clarification, a Maturity Conversion shall be subject to all of the provisions of Section 6, including, without limitation, the provisions requiring payment of liquidated damages and limitations on conversions; provided, however, that no Holder shall be required to deliver a Notice of Conversion to effect a Maturity Conversion, and the failure of a Holder to deliver a notice to the Corporation on the Maturity Conversion Date specifying such Holder’s Beneficial Ownership Limitation shall be deemed to be a  representation by such Holder (upon which the Corporation may rely without investigation) that all of the shares of Preferred Stock held by such Holder may be converted on the Maturity Conversion Date without exceeding such Holder’s Beneficial Ownership Limitation. The Corporation covenants and agrees that it will honor all Conversion Notices tendered up until the Maturity Redemption Amount is paid in full. The payment of cash pursuant to a Maturity Redemption shall be made on the Maturity Redemption Date.  If any portion of the cash payment for a Maturity Redemption has not been paid by the Corporation on the Maturity Redemption Date, interest shall accrue thereon until such amount is paid in full at a rate equal to the lesser of 18% per annum and the maximum rate permitted by applicable law.

d)           Notwithstanding anything to the contrary herein, if the Corporation is prohibited from issuing any shares of Common Stock to any Holder pursuant to an Automatic Conversion on an Automatic Conversion Date or a Maturity Conversion on a Maturity Conversion Date, as the case may be, solely as a result of the limitations on conversion set forth in Section 6(c) herein, then, on the 90th calendar day following the Automatic Conversion Date or the Maturity Conversion Date, as applicable, the conversion limitations set forth in Section 6(c) shall no longer apply to such Automatic Conversion or Maturity Conversion, as applicable, and all of the shares of Common Stock not issued to the applicable Holder pursuant to the Automatic Conversion on the Automatic Conversion or pursuant to the Maturity Conversion on the Maturity Conversion Date, as applicable, shall be issued by the Corporation to such Holder on such 90th calendar day thereafter.

Section 9.     Redemption Upon Triggering Events.

a)           “Triggering Event” means any one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i.              the failure of the initial Conversion Shares Registration Statement to be declared effective by the Commission on or prior to the Effectiveness Date (as defined in the Registration Rights Agreement);

ii.             if, during the Effectiveness Period (as defined in the Registration Rights Agreement), the effectiveness of the Conversion Shares Registration Statement lapses for more than an aggregate of 60 calendar days (which need not be consecutive calendar days) during any 12 month period, or the Holders shall not otherwise be permitted to resell Registrable Securities under the Conversion Shares Registration Statement for more than an aggregate of 60 calendar days (which need not be consecutive calendar days) during any 12 month period;

iii.            the Corporation shall fail to deliver certificates representing Conversion Shares issuable upon a conversion hereunder that comply with the provisions hereof prior to the fifth Trading Day after such shares are required to be delivered hereunder, or the Corporation shall provide written notice to any Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversion of any shares of Preferred Stock in accordance with the terms hereof;

iv.           one of the Events (as defined in the Registration Rights Agreement) described in subsections (i), (ii) or (iii) of Section 2(b) of the Registration Rights Agreement shall not have been cured to the reasonable satisfaction of the Holders prior to the expiration of 30 calendar days from the Event Date (as defined in the Registration Rights Agreement) relating thereto (other than an Event resulting from a failure of the initial Conversion Shares Registration Statement to be declared timely effective by the Commission on or prior to Effectiveness Date (as defined in the Registration Rights Agreement), which shall be covered by Section 9(a)(i));

v.            the Corporation shall fail for any reason to pay in full the amount of cash due pursuant to a Buy-In within five calendar days after notice therefor is delivered hereunder or shall fail to pay all amounts owed on account of any Event (as defined in the Registration Rights Agreement) within five days of the date due and payable;

vi.           after the Authorized Share Approval Date, the Corporation shall fail to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to any Holder upon a conversion hereunder;

vii.          unless specifically addressed elsewhere in this Certificate of Designation as a Triggering Event, the Corporation shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of the Transaction Documents, and such failure or breach shall have a Material Adverse Effect and shall not, if subject to the possibility of a cure by the Corporation, have been cured within 30 calendar days after the date on which written notice of such failure or breach shall have been delivered;

viii.         any breach of the Voting Agreements that results in the Corporation not obtaining Stockholder Approval and Authorized Share Approval;

ix.            the Corporation shall redeem more than a de minimis number of  Junior Securities other than as to repurchases of Common Stock or Common Stock Equivalents from departing officers and directors, provided that, while any of the Preferred Stock remains outstanding, such repurchases do not exceed an aggregate of $100,000 from all officers and directors;

x.             the Corporation shall be party to a Change of Control Transaction;

xi.            there shall have occurred a Bankruptcy Event;

xii.           the Common Stock shall fail to be listed or quoted for trading on a Trading Market for more than five Trading Days, which need not be consecutive Trading Days;

xiii.          any monetary judgment, writ or similar final process shall be entered or filed against the Corporation, any subsidiary or any of their respective property or other assets for greater than $100,000, and such judgment, writ or similar final process shall remain unpaid, unbonded or unstayed for a period of 45 calendar days; or

xiv.         the Corporation shall fail to file the Amendment after receipt of the approval by the stockholders of the Corporation of the Amendment as required by Section 4.11(c) of each of the Purchase Agreements.

b)           Upon the occurrence of a Triggering Event, to the extent required under the Series B Preferred Certificate of Designation, the Corporation agrees to use commercially reasonable best efforts to obtain waivers from the holders of Series B Preferred to permit the payment of all Triggering Redemption Amounts in connection therewith.  So long as the Series B Preferred remains outstanding, the Corporation shall not be permitted to pay any Triggering Redemption Amounts in cash unless and until it receives waivers from the holders of the Series B Preferred as required under the Series B Preferred Certificate of Designation.  Subject to the preceding two sentences, upon the occurrence of a Triggering Event, each Holder shall (in addition to all other rights it may have hereunder or under applicable law) have the right, exercisable at the sole option of such Holder, to require the Corporation to, (A) with respect to the Triggering Events set forth in Sections 9(a)(iii), (v), (vii), (ix), (x) (as to Changes of Control approved by the Board of Directors of the Corporation), (xi) (as to voluntary filings only) and (xiv), redeem all of the Preferred Stock then held by such Holder for a redemption price, in cash, equal to the Triggering Redemption Amount or (B) at the option of each Holder and with respect to the Triggering Events set forth in Sections 9(a)(i), (ii), (iv), (vi), (viii), (x) (as to Changes of Control not approved by the Board of Directors of the Corporation), (xi) (as to involuntary filings only), (xii) and (xiii), either (a) redeem all of the Preferred Stock then held by such Holder for a redemption price, in shares of Common Stock, equal to a number of shares of Common Stock equal to the Triggering Redemption Amount divided by the lesser of (i) the then Conversion Price and (ii) 75% of the average of the 10 VWAPs immediately prior to the date of election hereunder (so long as the price at which such shares shall be valued in sub-clause (ii) is greater than the greater of (x) the conversion price then in effect for the Series B Preferred, (y) the exercise price then in effect of the Corporation’s Series B Warrants and (z) the exercise price then in effect of the Corporation’s Series C Warrants, or (b) the then Conversion Price shall be reduced by the dollar amount equal to the product of (A) the initial Conversion Price (subject to adjustment for all adjustments except for adjustments set forth in the penultimate sentence of Section 6(b)) and (B) 5.0%.  Subject to the first two sentences of this Section, the Triggering Redemption Amount, in cash or in shares, shall be due and payable or issuable, as the case may be, within five Trading Days of the date on which the notice for the payment therefor is provided by a Holder (the “Triggering Redemption Payment Date”).  If the Corporation fails to pay in full the Triggering Redemption Amount hereunder on the date such amount is due in accordance with this Section (whether in cash or shares of Common Stock), the Corporation will pay interest thereon at a rate equal to the lesser of 15% per annum and the maximum rate permitted by applicable law, accruing daily from such date until the Triggering Redemption Amount, plus all such interest thereon, is paid in full.  For purposes of this Section, a share of Preferred Stock is outstanding until such date as the applicable Holder shall have received Conversion Shares upon a conversion (or attempted conversion) thereof that meets the requirements hereof or has been paid the Triggering Redemption Amount in cash.

Section 10.     Negative Covenants.  So long as any shares of Preferred Stock are outstanding (or such other period as specified below), unless the holders of at least 67% in Stated Value of the then outstanding shares of Preferred Stock shall have otherwise given prior written consent, the Corporation shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

a)           other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

b)           other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

c)           amend its certificate of incorporation, bylaws or other charter documents so as to materially and adversely affect any rights of any Holder;

d)           repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock, Common Stock Equivalents or Junior Securities, except for (i) the Conversion Shares to the extent permitted or required under the Transaction Documents or as otherwise permitted by the Transaction Documents and (ii) the Series B Preferred in accordance with the terms and conditions thereof as in effect on the Original Issue Date;

e)           enter into any agreement or understanding with respect to any of the foregoing; or

f)           pay cash dividends or distributions on Junior Securities of the Corporation.

Section 11.     Rank.

The Preferred Stock shall rank, with respect to distributions and payments upon the liquidation, dissolution and winding up of the Corporation, junior to the Series B Preferred and senior to all shares of Common Stock and other capital stock of the Corporation (other than the Series B Preferred).  Without limiting the foregoing, as long as any share of Series B Preferred is outstanding, (a) the Corporation shall not, and shall not be obligated to, make any distributions on the Preferred Stock, unless either (i) each holder of the outstanding Series B Preferred has been paid in full all dividends and other distributions to which such holder is then entitled or (ii) the Corporation shall have received the consent to make payment of distributions from at least the Required Holders (as defined in the Certificate of Designations for the Series B Preferred), and (b) the Corporation shall not redeem any of the Preferred Stock.  In no event shall the Corporation pay, or be obligated to pay, any cash distributions on the Preferred Stock, or redeem, or be obligated to redeem, any of the Preferred Stock, except in each case out of funds legally available therefor.

Section 12.     Miscellaneous.

a)           Notices.  Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above, facsimile number (716) 849-6820, Attention: Michael Fonstein and John A. Marhofer, Jr. or such other facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 12.  Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b)           Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages, accrued dividends and accrued interest, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c)           Lost or Mutilated Preferred Stock Certificate.  If any certificate or instrument evidencing any Preferred Stock is mutilated, lost, stolen or destroyed, the Corporation shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Corporation of such loss, theft or destruction.  The applicant for a new certificate or instrument under such circumstances shall also execute a customary affidavit and pay any reasonable third-party costs (including customary indemnity, and bond, if required by the Transfer Agent) associated with the issuance of such replacement Preferred Stock certificate(s).

d)           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof.  Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, stockholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e)           Waiver.  Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders.  The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion.  Any waiver by the Corporation or a Holder must be in writing.

f)           Severability.  If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g)           Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h)           Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

i)            Status of Converted or Redeemed Preferred Stock.  Shares of Preferred Stock may only be issued pursuant to each of the Purchase Agreements.  If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series D Convertible Preferred Stock.

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RESOLVED, FURTHER, that the Chairman, the president or any vice-president,   and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

        IN WITNESS WHEREOF, the undersigned have executed this Certificate this 13th day of February 2009.

/s/ Michael Fonstein	/s/ Yakov Kogan

Name: Michael Fonstein	Name: Yakov Kogan
Title: President	Title: Secretary

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of  Series D Convertible Preferred Stock indicated below into shares of common stock, par value $0.005 per share (the “Common Stock”), of Cleveland BioLabs, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the applicable Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: _____________________________________________
Number of shares of Preferred Stock owned prior to Conversion: _______________
Number of shares of Preferred Stock to be Converted: ________________________
Aggregate Stated Value of shares of Preferred Stock to be Converted: ____________________
Number of shares of Common Stock to be Issued: ___________________________
Applicable Conversion Price:____________________________________________
Number of shares of Preferred Stock subsequent to Conversion: ________________
Address for Delivery: ______________________ or DWAC Instructions: Broker no: _________ Account no: ___________

[HOLDER]

By:
Name:
Title: